EXHIBIT 99

NEWS RELEASE

PGT Reports 2013 Fourth Quarter and Fiscal Year Results

VENICE, FL, February 19, 2014 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the fourth quarter and year ended December 28, 2013.

“We continued to take market share and capitalize on improving economic conditions in the fourth quarter, with sales coming in at $62.0 million, up 37.2% over fourth quarter of 2012.  Our growth came from both new construction sales, up 56.2%, and repair and remodel sales, up 28.7%. This marks the fifth straight quarter with substantial top line growth over the prior year.  We attribute our success to a combination of improving market conditions and our commitment to product quality and reliability of on time delivery, which separates us from our competition and drives sales growth and share gains” said PGT’s President and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “The fourth quarter capped a great year, with 2013 sales of $239.3 million, up 37.1% compared to 2012. We posted net income of $26.8 million, an increase of $17.9 million, or 199.5% when compared to 2012. Sales of impact products grew 41.0%, while sales of non-impact products grew 25.8% during the year. Our employees worked hard to keep pace with growing demand for our products, and I am thankful for their efforts and dedication.”

Our financial highlights for the fourth quarter ended December 28, 2013, compared to the results for the same period last year include:

▪	Net sales of $62.0 million, an increase of $16.8 million, or 37.2%;

▪	Gross margin increased $4.6 million to $20.6 million;

▪	Net income of $5.3 million compared to net income of $3.2 million;

▪	Net income per diluted share of $0.11 compared to net income per diluted share of $0.06; and

▪	EBITDA of $9.5 million, compared to $6.9 million;

▪	Net Income and Net Income per diluted share, after the fourth quarter tax item adjustment, were $5.9 million and $0.12 per share.

Commenting on the fourth quarter and twelve months ended December 28, 2013, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, “The 37.2% sales growth during the quarter led to a 28.8% increase in gross margin dollars. This growth was achieved as a result of the leverage on increased sales. As a percent, however, gross margin decreased by 2.2% due mostly to an increase in both labor and material costs. We attribute this increase to a combination of hiring and training 144 new employees during the quarter, as well as purchasing finished glass units to support sales in excess of our current glass capacities. We did experience a favorable impact due to the price increase announced in third quarter, however this was offset by a market shift towards vinyl and new construction during the fourth quarter.”

Our financial highlights for the twelve months ended December 28, 2013, compared to the results for the prior year include:

▪	Net sales of $239.3 million, an increase of $64.8 million, or 37.1%;

▪	Gross margin of $80.1 million, an increase of $20.5 million, or 34.3%;

▪	Net income of $26.8 million compared to net income of $9.0 million for the prior year;

▪	Net income per diluted share of $0.51 compared to net income per diluted share of $0.16; and

▪	EBITDA of $38.0 million, compared to $24.7 million;

▪
Net Income, Net Income per diluted share, and EBITDA, after adjusting for our tax items, the costs associated with the secondary offering and refinancing executed in May of 2013 and for the gain on the sale of the Salisbury facility, were $23.2 million, $0.44 per share, and $37.8 million, respectively.

Mr. Jackson continued, “Cash flow generated from operations was $9.4 million during the quarter. We leveraged revenue growth during the quarter by reducing selling, general and administrative expenses as a percent of sales to 22.2%, compared to 26.4 % in the fourth quarter of 2012. Lastly, to address internal capacities for glass production and reduce reliance on outsourced finished glass, during August we purchased land neighboring our existing campus and broke ground in January of 2014 on our new glass operations plant, expected to be operational by the end of the third quarter of 2014.”

Mr. Jackson concluded, “During December of 2013 JLL Partners, Fund IV, L.P. (“JLL”), completed its divestiture of our shares of common stock. In connection with the divestiture, three of the four JLL associates who served as board members have decided to end their services on our board, which became effective during the first quarter of 2014. We are pleased to announce that Al Castaldi, the remaining JLL associate, will continue his service as a board member.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, February 20, 2014, at 10:30 a.m. Eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 20, 2014, at 1:30 p.m. Eastern Time through February 26, 2014. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 22452203. The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,400 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI). For additional information, or to find a distributor near you, visit pgtindustries.com or call 800-284-6019.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts.  Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally, or in Florida, where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential.  The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President of Operations and CFO
941-480-1600
 jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Net sales	$62,035	$45,211	$239,303	$174,540
Cost of sales	41,410	29,203	159,169	114,872
Gross margin	20,625	16,008	80,134	59,668
Gain on sale of assets held	-	-	(2,195)	-
Selling, general and administrative expenses	13,778	11,888	54,594	47,094
Income from operations	6,847	4,120	27,735	12,574
Interest expense	956	762	3,520	3,437
Other expense, net	29	182	770	72
Income before income taxes	5,862	3,176	23,445	9,065
Income tax expense (benefit)	519	(18)	(3,374)	110
Net income	$5,343	$3,194	$26,819	$8,955

Basic net income per common share	$0.11	$0.06	$0.55	$0.17

Diluted net income per common share	$0.11	$0.06	$0.51	$0.16

Weighted average common shares outstanding:
Basic	46,824	53,458	48,881	53,620

Diluted	49,554	56,764	52,211	55,262

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 28,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$30,204	$18,743
Accounts receivable, net	20,821	13,997
Inventories	12,908	11,529
Asset held for sale	-	5,259
Other current assets	7,467	3,802
Total current assets	71,400	53,330

Property, plant and equipment, net	44,123	41,220
Other intangible assets, net	38,869	45,327
Other assets, net	2,240	1,440
Total assets	$156,632	$141,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,522	$13,279
Deferred income taxes	-	46
Current portion of long-term debt	4,890	-
Total current liabilities	20,412	13,325
Long-term debt	72,365	37,500
Deferred income taxes	13,380	14,858
Other liabilities	1,400	1,424
Total liabilities	107,557	67,107

Total shareholders' equity	49,075	74,210
Total liabilities and shareholders' equity	$156,632	$141,317

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Reconciliation to Adjusted net income and Adjusted net income per share (1):

Net income	$5,343	$3,194	$26,819	$8,955
Reconciling item:
Gain on sale of Salisbury Facility (2)	-	-	(2,195)	-
Expenses related to offering of common stock and debt refinancing (3)	-	-	1,918	-
Release of Valuation Allowance on Deferred Tax Assets (4)	519	-	(3,374)	-
Tax effect of reconciling items	-	-	-	-
Adjusted net income	$5,862	$3,194	$23,168	$8,955

Weighted average shares outstanding:
Diluted	49,554	56,764	52,211	55,262

Adjusted net income per share - diluted	$0.12	$0.06	$0.44	$0.16

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$5,343	$3,194	$26,819	$8,955
Reconciling items:
Depreciation and amortization expense	2,694	2,973	11,080	12,233
Interest expense	956	762	3,520	3,437
Income tax expense (benefit)	519	(18)	(3,374)	110
EBITDA	9,512	6,911	38,045	24,735
Add:
Gain on sale of Salisbury Facility (2)	-	-	(2,195)	-
Expenses related to offering of common stock &debt refinancing (3)	-	-	1,918	-

Adjusted EBITDA	$9,512	$6,911	$37,768	$24,735
Adjusted EBITDA as percentage of net sales	15.3%	15.3%	15.8%	14.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 19, 2014.

(2) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.

(3) The expenses related to the offering of 12.65 million shares of common stock of PGT by JLL Partners, and the unamortized costs that were written off as a result of the debt refinancing. Approximately $1.6 million of these charges are included in Selling, general and administrative expenses, while the remaining $0.3 million are included in Other Expense, net for the year ended December 28, 2013.

(4) During the second quarter, we reversed the deferred tax asset ("DTA") valuation allowance of approximately $3.9 million. In the fourth quarter, we recorded $0.5 million of tax expense in excess of the release of the net operating loss valuation allowance.